UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 26, 2010

ECHOSTAR CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	001-33807	26-1232727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 INVERNESS TERRACE E. ENGLEWOOD, COLORADO		80112
(Address of principal executive offices)		(Zip Code)

(303) 706-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.   On February  26, 2010, EchoStar Satellite Acquisition L.L.C. (“ESA LLC”), a wholly owned subsidiary of EchoStar Corporation (“EchoStar”), entered into a Stock Purchase Agreement (the “SPA”) with Deutsche Bank México, S.A., Institución de Banca Múltiple, División Fiduciaria,  Nacional Financiera, S.N.C., Institución de Banca de Desarrollo, Dirección Fiduciaria and Satélites Mexicanos, S.A. de C.V. (“Satmex”), pursuant to which ESA LLC and a Mexican joint venture partner will together acquire all of the outstanding share capital of Satmex, a Mexican satellite operator that operates three satellites and two satellite uplink facilities, delivering video, audio and data services.  Under the terms of the SPA, Satmex will be acquired in exchange for approximately $267 million in cash, plus up to $107 million in cash on Satmex’s balance sheet at closing, as a result of which total cash of up to $374 million may be available for Satmex’s stakeholders.  The purchase price is subject to further adjustments, including adjustments for working capital at closing and capital expenditures between signing and closing.  EchoStar has agreed to guarantee the pre-closing payment obligations of ESA LLC.

The transaction is subject to the successful redemption or repurchase of a sufficient percentage of Satmex’s existing First Priority Senior Secured Notes due 2011 and Second Priority Senior Secured Notes due 2013 (together, the “Satmex Notes”) to enable any remaining Satmex Notes to be redeemed at the earliest optional redemption date with Satmex’s resources, together with a return to Satmex equity holders, if any, sufficient to obtain certain corporate approvals on behalf of the Satmex equity holders (including approval of a committee of the Satmex board responsible for evaluating any sale of Satmex shares).  The transaction is also contingent upon other closing conditions, including actions with respect to construction of a replacement satellite for Satmex 5, completion of an evaluation of the operational capabilities of Satmex’s satellites, approvals under applicable U.S. export laws and other customary closing conditions such as U.S. and Mexican regulatory review and receipt of regulatory approvals.

The SPA contemplates that Satmex will offer to purchase all outstanding Satmex Notes for cash contingent upon and payable at the closing and would solicit consents to amend the indentures under which the Satmex Notes were issued to eliminate substantially all of the covenants and waive all defaults.  EchoStar has been advised by Satmex that an Ad Hoc Committee of holders of the Satmex Notes has been formed, which has engaged advisors to assist in the negotiation of the terms of the redemption or repurchase and the consent solicitation, and Satmex has agreed to pay certain fees and expenses incurred by the Committee in this process.  EchoStar anticipates that this process will be difficult and time consuming, and there can be no assurance that Satmex will be able to repurchase or redeem the Satmex Notes and obtain the required consents on terms that will be acceptable to each of the parties as well as the Satmex equity holders.  The press release announcing the SPA is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits:

99.1	Press Release “EchoStar to Acquire Mexican Satellite Operator Satmex”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHOSTAR CORPORATION

Date: February 26, 2010	By:	/s/ R. Stanton Dodge
R. Stanton Dodge
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release “EchoStar to Acquire Mexican Satellite Operator Satmex”